Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports First Quarter 2019 Results

JERSEY CITY, NJ, Thursday, May 2, 2019 -- Bel Fuse Inc. (Nasdaq:BELFA and Nasdaq:BELFB) today announced preliminary financial results for the first quarter of 2019.

First Quarter 2019 Highlights
•	Net sales increased by $7.1 million to $125.4 million, an improvement of 6.0% year over year
•
GAAP net earnings improved by $2.4 million to $1.1 million compared to a net loss of $1.3 million in Q1-18.  GAAP EPS of $0.08 per Class A share (versus loss per share of $0.11 in Q1-18) and $0.09 per Class B share (versus loss per share of $0.11 in Q1-18)

•
Non-GAAP net earnings of $2.7 million compared to a net loss of $1.0 million in Q1-18.  Non-GAAP EPS of $0.20 per Class A share (versus loss per share of $0.09 in Q1-18) and $0.22 per Class B share (versus loss per share of $0.09 in Q1-18)

•	Adjusted EBITDA of $8.7 million (6.9% of sales) compared to $5.3 million (4.5% of sales) in Q1-18

Non-GAAP financial measures, such as Non-GAAP net earnings and Non-GAAP EPS, EBITDA and Adjusted EBITDA, exclude the impact of costs associated with ERP system implementation costs, restructuring charges, and certain other items. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments
Daniel Bernstein, President and CEO, said, “Upon reaching 70 years in business, we were pleased with another quarter of year-over-year improvements in sales and profitability.  Much of the sales improvement was led by continued strength for our power products in datacenter applications.  We also saw increased demand for our connectivity products for use in commercial aerospace applications, particularly from our after-market customers.  Higher sales and a more favorable foreign exchange environment led to gross margin expansion, despite minimum wage increases and the elevated material costs from 2018 that are still running through our P&L.

“After record bookings throughout 2018, we’ve seen slower bookings during the first quarter as customers work through their inventory on hand.  Backlog was $166.8 million as of March 31, 2019 compared to $171.2 million at December 31, 2018.  While this is expected to put some downward pressure on sales during the second quarter of 2019, we remain generally optimistic for sales improvement in the second half of the year.  We anticipate demand on existing programs to be restored once customers work down their current inventory levels.  Sales growth is also expected within the areas of commercial aerospace and key military platforms related to fighter jet, munition and encryption applications later in the year for our connectivity solutions products, and our power products are well positioned on several new HEV applications.  We have also recently released a variety of products to support the upcoming 5G market, which is expected to provide further upside down the road.

“From a cost containment standpoint, much progress was made during the first quarter.  We completed the realignment of our Power R&D resources in Europe and Asia, and made a decision to transfer our Inwood, New York manufacturing and warehouse operations to other existing Bel facilities.  These actions are anticipated to result in incremental annualized cost savings of $2.1 million beginning in the second and third quarters of 2019.  Additionally, our new ERP system went live for our Power Solutions business in January 2019, which is expected to result in annualized cost savings of $1.3 million as compared to our former ERP system costs for that business.

“We will be working closely with our customers, as always, to ensure our production levels are aligned with them.  Bel’s focus will remain on identifying ways to streamline the organization that will aid us in preserving our gross margins” concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

First Quarter 2019 Results

Net Sales
Net sales were $125.4 million, up 6.0% from last year’s first quarter.

•	By geographic segment: Europe was up by 16.6%, North America sales were higher by 8.6% and Asia sales declined by 3.5%.
•
By product group: Power Solutions and Protection sales were up by 15.3%, Connectivity Solutions sales grew by 3.4% and Magnetic Solutions sales were approximately the same as the first quarter of 2018.

On a consolidated basis, sales increased by $7.1 million in the first quarter of 2019 compared to the same period of 2018.

Gross Profit
Gross profit margin increased to 18.8%, from 17.9% in the first quarter of 2018 as a result of improved fixed cost absorption from incremental sales and more favorable exchange rates in 2019 as compared to those in effect during the 2018 period.  This improvement in gross margin was offset in part by higher material costs as we continue to work down our inventory balance which contains the higher raw material purchase costs from 2018.  Labor costs as a percentage of sales were relatively flat from last year’s first quarter, as the increase in minimum wage rates that took effect during the first quarter of 2019 were largely offset by the benefits of a more favorable exchange rate environment during the 2019 quarter related to our local payrolls in the PRC and Mexico.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $19.8 million, down from $20.7 million in the first quarter of 2018. The decrease in SG&A expenses during the 2019 period primarily related to a $0.7 million increase in cash surrender value of our company-owned life insurance policies as a result of the stock market rebound during the first quarter of 2019.  In addition, foreign exchange losses were $0.4 million lower in 2019 versus the 2018 quarter.  These factors were partially offset by an increase in ERP implementation costs of $0.7 million during the first quarter of 2019 as our first phase went live in January.

Operating Income
Operating income was $2.8 million, up from $0.4 million in the first quarter of 2018, with an operating margin (operating income as a percentage of net sales) of 2.2% compared to 0.4% in the first quarter of 2018.

Income Taxes
The provision for income taxes was less than $0.1 million in the first quarter of 2019, as compared to $0.3 million in the same period of 2018.  The Company’s earnings (loss) before income taxes for the three months ended March 31, 2019, were approximately $2.2 million higher than the same period in 2018, primarily attributable to an increase in the income from the Europe and Asia segments, offset by greater losses in the U.S. segment.  The Company’s effective tax rate was 3.3% and (33.2%) for the three months ended March 31, 2019 and 2018, respectively.  The change in the effective tax rate is primarily attributable to a decrease in taxes related to uncertain tax positions and the impact of permanent differences on U.S. tax exempt activities.

Net Earnings (Loss)
The above factors resulted in net earnings of $1.1 million in the first quarter of 2019 as compared with a net loss of $1.3 million in the first quarter of 2018.

Balance Sheet Data
As of March 31, 2019, working capital was $192.6 million, including $43.2 million of cash and cash equivalents with a current ratio of 3.1-to-1.  In comparison, as of December 31, 2018, working capital was $184.5 million, including $53.9 million of cash and cash equivalents with a current ratio of 2.7-to-1.  Total debt at March 31, 2019 was $113.6 million as compared to $114.2 million at December 31, 2018, reflecting a decline of $0.6 million primarily due to debt repayments made during the first quarter of 2019.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate in the conference call, investors should dial 888-204-4368, or 323-994-2082 if dialing internationally. The presentation will additionally be broadcast live over the Internet and will be available at https://ir.belfuse.com/events-and-presentations. The webcast will be available via replay for a period of 20 days at this same Internet address.  For those unable to access the live call, a telephone replay will be available at 844-512-2921, or 412-317-6671 if dialing internationally, using access code 9926118 after 2:00 p.m. ET, also for 20 days.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (including statements regarding sales projections, customer demand, the impact of product releases and anticipated cost savings) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; the impact of changes to U.S. trade and tariff policies; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2019	2018

Net sales	$125,389	$118,251
Cost of sales	101,829	97,118
Gross profit	23,560	21,133
As a % of net sales	18.8%	17.9%

Selling, general and administrative expenses	19,798	20,692
As a % of net sales	15.8%	17.5%
Restructuring charges	946	4

Income from operations	2,816	437
As a % of net sales	2.2%	0.4%

Interest expense	(1,440)	(1,177)
Other income/expense, net	(206)	(238)
Earnings (loss) before provision for income taxes	1,170	(978)

Provision for income taxes	39	325
Effective tax rate	3.3%	-33.2%
Net earnings (loss)	$1,131	$(1,303)
As a % of net sales	0.9%	-1.1%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175
Class B common shares - basic and diluted	10,089	9,856

Net earnings (loss) per common share:
Class A common shares - basic and diluted	$0.08	$(0.11)
Class B common shares - basic and diluted	$0.09	$(0.11)

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$43,191	$53,911
Accounts receivable, net	94,229	91,939
Inventories	124,785	120,068
Other current assets	21,057	24,591
Total current assets	283,262	290,509
Property, plant and equipment, net	41,864	43,932
Right-of-use assets	19,022	-
Goodwill and other intangible assets, net	81,337	82,506
Other assets	28,755	26,577
Total assets	$454,240	$443,524

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$48,126	$56,171
Current portion of long-term debt	3,252	2,508
Operating lease liability, current	6,243	-
Other current liabilities	33,064	47,351
Total current liabilities	90,685	106,030
Long-term debt	110,333	111,705
Operating lease liability, long-term	13,044	-
Other liabilities	62,025	49,319
Total liabilities	276,087	267,054
Stockholders' equity	178,153	176,470
Total liabilities and stockholders' equity	$454,240	$443,524

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings to EBITDA and Adjusted EBITDA(2)
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2019	2018

GAAP Net earnings (loss)	$1,131	$(1,303)
Interest expense	1,440	1,177
Provision for income taxes	39	325
Depreciation and amortization	4,110	4,776
EBITDA	$6,720	$4,975
% of net sales	5.4%	4.2%

Unusual or special items:
ERP system implementation consulting costs	984	323
Restructuring charges	946	4

Adjusted EBITDA	$8,650	$5,302
% of net sales	6.9%	4.5%

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Measures to Non-GAAP Measures(2)
(in thousands, unaudited)
The following tables detail the impact of certain unusual or special items had on the Company's net earnings (loss) per common Class A and Class B basic and diluted shares ("EPS") and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended March 31, 2019					Three Months Ended March 31, 2018
Reconciling Items	Earnings before taxes	Provision for income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)	Earnings (loss) before taxes	Provision for income taxes	Net (loss) earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$1,170	$39	$1,131	$0.08	$0.09	$(978)	$325	$(1,303)	$(0.11)	$(0.11)
Items included in SG&A expenses:
ERP system implementation consulting costs	984	185	799	0.06	0.07	323	61	262	0.02	0.02
Restructuring charges	946	218	728	0.06	0.06	4	1	3	-	-
Non-GAAP measures	$3,100	$442	$2,658	$0.20	$0.22	$(651)	$387	$(1,038)	$(0.09)	$(0.09)

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings (loss), Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

(3) Individual amounts of earnings per share may not agree to the total due to rounding.